Exhibit 99.1

Reed’s Reports Second Quarter 2022 Results

- Net Revenue up 22% to $13.7 Million -

Norwalk, CT, (August 11, 2022) — Reed’s, Inc. (NASDAQ: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, all-natural ginger beverages, is reporting financial results for the three months ended June 30, 2022.

Q2 2022 Financial Highlights (vs. Q2 2021):

●	Net revenue increased 22% to $13.7 million compared to $11.3 million.

●	Gross profit remained flat at $3.3 million, with gross margin of 24.0% compared to 29.0%.

●	Operating expenses were $7.8 million compared to $7.0 million. Net of delivery and handling costs, operating expenses were $4.0 million compared to $4.5 million.

●	Operating loss was $(4.5) million compared to $(3.7) million.

●	Modified EBITDA was $(4.3) million compared to $(3.1) million.

Management Commentary

“The second quarter was highlighted by our return to 20%+ growth driven by strong demand across our product portfolio, namely Reed’s Ginger Beer, Reed’s Ginger Ale, Reed’s Classic Mule, and our Virgil’s Zero Sugar line,” said Norman E. Snyder, CEO of Reed’s. “Although net sales were generally in-line with our expectations for the quarter, our gross margin and operating expenses were impacted by unprecedented inflation and supply chain bottlenecks that resulted in higher material, fuel, and transportation costs. These cost increases were compounded by one-time elevated packaging material purchases, which offset the benefit of our cost saving initiatives implemented earlier this year. Transportation costs began to decrease at the end of Q2 and we expect further improvements as we progress through the year.

“At the retail level, we are continuing to see strong sell-through of our newer products such as Reed’s Ginger Ale and Reed’s Classic Mule, with the former up 57% YTD and 48% during the 4-week period ending Q2 as reflected in MULO scan retail data. We also launched Reed’s Hard Ginger Ale during the second quarter and our Reed’s Stormy Mule earlier today, adding depth to our RTD alcohol portfolio. Further, we launched our rebranded Virgil’s Zero Sugar sleek cans in Sprouts during the second quarter, with SPINS Natural and Enhanced retail scan data reflecting a nearly 150% increase during the 4-week period ending Q2. We look forward to expanding distribution of the new sleek cans to our various channel partners later this year.

“Looking ahead, we have several key initiatives on track to hit our growth and profitability targets. This includes the continued growth of our swing-lid portfolio and recent nationwide launch at Cracker Barrel, ramping up our RTD alcohol portfolio as well as recent product introductions like Ginger Ale, and continued growth of our flagship Reed’s Ginger Beer and Virgil’s full and zero sugar portfolios. We will remain diligent with our various supply chain and cost saving initiatives, and when coupled with the absence of one-time elevated packaging material purchases in Q2, we expect to improve modified EBITDA going forward.”

Second Quarter 2022 Financial Results

During the second quarter of 2022, net revenue increased 22% to $13.7 million compared to $11.3 million in the prior year. The increase was due to strong demand across the Reed’s product portfolio, including Reed’s Ginger Beer, Ginger Ale, Classic Mule, as well as Virgil’s Zero Sugar.

Gross profit for the second quarter of 2022 remained flat at $3.3 million compared to the same period in 2021. Gross margin was 24.0% compared to 29.0% in the second quarter of 2021. Gross profit for the second quarter of 2022 was impacted by higher costs related to inflation and one-time material sourcing and production. When excluding these one-time costs, Q2 gross margin would have been approximately 32% for the quarter.

Delivery and handling costs were $3.8 million during the second quarter of 2022 compared to $2.5 million in the second quarter of 2021. The increase was primarily driven by higher volume, freight rates and fuel costs. The second quarter expense also includes approximately $325,000 or $0.45 per case from building up finished goods inventory. As these costs have been recognized during the second quarter, they will not be part of future delivery and handling costs, reducing future expenses. Delivery and handling costs were 28% of net sales and $5.00 per case, compared to 22% of net revenue and $3.53 per case during the same period last year.

Selling and marketing costs of $2.2 million during the second quarter of 2022 were 16% lower than the second quarter of 2021. As a percentage of net revenue, selling and marketing costs were reduced to 16% compared to 23% in the year-ago period.

General and administrative expenses (G&A) of $1.8 million were slightly lower during the second quarter of 2022, declining 3% from the prior year period.

Operating loss during the second quarter of 2022 was $4.5 million or $(0.04) per share, compared to $3.7 million or $(0.04) per share in the second quarter of 2021.

Modified EBITDA was $(4.3) million in the second quarter of 2022 compared to $(3.1) million in the second quarter of 2021.

Liquidity and Cash Flow

For the second quarter of 2022, the Company used approximately $14.1 million of cash in operating activities compared to $5.3 million of cash used for the same period in 2021. The increase in cash used was primarily related to an intentional build-up of finished goods inventory to mitigate supply chain pressure. As a result of the inventory build-up, the Company expects to be cash flow positive in the third and fourth quarter of 2022.

As of June 30, 2022, the Company had approximately $280,000 of cash and $21.3 million of total debt net of capitalized financing fees. The Company also had $969,000 of additional borrowing capacity on its revolving line of credit. The increase in cash and debt is related to a private placement of senior secured convertible notes in May 2022 in the aggregate principal amount of $11.3 million.

FY 2022 Financial Guidance and Outlook

Reed’s continues to expect 2022 net sales to range between approximately $59-62 million, reflecting growth of approximately 20-25% from 2021. The Company also continues to estimate gross margin in 2022 to be approximately 30% compared to 27.4% in 2021.

In addition, management is continuing to execute on a series of cost saving initiatives to offset higher freight costs such as prioritizing direct shipments, selling a greater mix of cans as opposed to bottles, establishing minimum order quantities, restructuring third-party logistics agreements, and optimizing distribution center locations. These cost saving initiatives are calculated to result in improved modified EBITDA in fiscal 2022.

Conference Call

The Company will conduct a conference call today, August 11, 2022, at 5:00 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2022.

Reed’s management will host the conference call, followed by a question-and-answer period.

Date: Thursday, August 11, 2022

Time: 5:00 p.m. Eastern time

Toll-free dial-in number: (844) 850-0544

International dial-in number: (412) 542-4115

Conference ID: 10169379

Webcast: Reed’s Q2 2022 Conference Call

Please dial into the conference call 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the Company’s investor relations team at (720) 330-2829.

The conference call will be broadcast live and available for replay on the investor relations section of the Company’s website at https://investor.reedsinc.com.

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in all-natural, ginger-based beverages. Crafted using real ginger and premium ingredients, the Reed’s portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules, ginger shots, and ginger candies. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, all-natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with all-natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com,  virgils.com and flyingcauldron.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are typically identified by terms such as “estimate,” “expect,” “forecast,” “guidance,” “intend,” “calculated,” “likely,” “financial outlook,” “plan, “potential,” “predict,” “probable,” “project,” “seek,” “should,” “will,” and similar expressions. These forward-looking statements are based on current expectations and include our, management’s expectations and guidance for fiscal year 2022 under the heading “FY 2022 Financial Guidance and Outlook”. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control. Reed’s 2022 guidance reflects year-to-date and expected future business trends and includes impacts of COVID-19 on the supply chain and logistics as of the date hereof. New supply chain challenges that may develop and further potential inflation cannot be reasonably estimated and are not factored into current fiscal 2022 guidance. These risks could materially impact our ability to access raw materials, production, transportation and/or other logistics needs.

Financial guidance should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, Reed’s actual results could differ materially from the results expressed or implied by the forward-looking statements we make, including our ability to achieve our targets for the fiscal year ending December 31, 2022. The risks and uncertainties referred to above include, but are not limited to: risks associated with current economic uncertainties tied to the COVID-19 pandemic, including but not limited to its effect on customer demand for the our products and services and the impact of potential delays in supply of product inputs and customer payments; risks associated with new product releases; the impacts of further inflation; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our significant debt obligations; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including the war in Ukraine, conflict or acts of terrorism; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on April 15, 2022 and subsequent reports filed with the Securities and Exchange Commission, including Reed’s Quarterly Report on Form 10-Q expected to be filed on or about August 22, 2022, which are available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

ir@reedsinc.com

(720) 330-2829

REED’S, INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	June 30, 2022	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash	$280	$49
Accounts receivable, net of allowance of $225 and $215, respectively	7,704	5,183
Inventory	24,193	17,049
Receivable from related party	1,000	933
Prepaid expenses and other current assets	1,440	1,491
Total current assets	34,617	24,705

Property and equipment, net of accumulated depreciation of $668 and $561, respectively	885	992
Intangible assets	624	624
Total assets	$36,126	$26,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,681	$10,434
Accrued expenses	737	286
Revolving line of credit, net of capitalized financing costs of $443 and $0, respectively	11,094	10,229
Payable to related party	1,328	614
Current portion of convertible notes payable, net of debt discount of $414 and $0, respectively	1,786	-
Current portion of lease liabilities	174	161
Total current liabilities	27,800	21,724
Convertible note payable, net of debt discount of $769 and $0, respectively, less current portion	8,441
Lease liabilities, less current portion	304	394
Total liabilities	36,545	22,118

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 180,000,000 shares authorized; 112,652,320 and 93,733,975 shares issued and outstanding, respectively	11	9
Additional paid in capital	112,675	107,237
Accumulated deficit	(113,199)	(103,137)
Total stockholders’ equity (deficit)	(419)	4,203
Total liabilities and stockholders’ equity (deficit)	$36,126	$26,321

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2022 and 2021

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Sales	$13,725	$11,270	$25,907	$23,416
Cost of goods sold	10,426	8,001	19,676	16,294
Gross profit	3,299	3,269	6,231	7,122

Operating expenses:
Delivery and handling expense	3,832	2,508	6,644	5,795
Selling and marketing expense	2,225	2,634	4,403	4,849
General and administrative expense	1,778	1,836	3,899	4,439
Total operating expenses	7,835	6,978	14,946	15,083

Loss from operations	(4,536)	(3,709)	(8,715)	(7,961)

Interest expense	(541)	(202)	(1,342)	(458)
Gain on extinguishment of PPP note payable	-	770	-	770

Net loss	(5,077)	(3,141)	(10,057)	(7,649)

Dividends on Series A Convertible Preferred Stock	(5)	(5)	(5)	(5)

Net Loss Attributable to Common Stockholders	$(5,082)	$(3,146)	$(10,062)	$(7,654)

Loss per share – basic and diluted	$(0.05)	$(0.03)	$(0.10)	$(0.09)

Weighted average number of shares outstanding – basic and diluted	112,615,900	90,801,842	105,038,749	88,751,896

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2022 and 2021

(Unaudited)

(Amounts in thousands)

	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net loss	$(10,057)	$(7,649)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	51	69
Gain on termination of leases	-	(2)
Gain on extinguishment of PPP note payable	-	(770)
Amortization of debt discount	164	162
Amortization of prepaid financing costs	431	147
Fair value of vested options	263	828
Fair value of vested restricted shares granted to officers	108	169
Common shares issued as financing costs	37	-
Change in allowance for doubtful accounts	10	(83)
Inventory write-downs	(3)	(30)
Accrued interest on convertible note	160	-
Changes in operating assets and liabilities:
Accounts receivable	(2,532)	258
Inventory	(7,141)	(2,552)
Prepaid expenses and other assets	(495)	(483)
Decrease in right of use assets	56	48
Accounts payable	2,249	(200)
Accrued expenses	446	(178)
Lease liability	(77)	(43)
Net cash used in operating activities	(16,330)	(10,309)
Cash flows from investing activities:
Trademark costs	-	(6)
Purchase of property and equipment	-	(95)
Net cash used in investing activities	-	(101)
Cash flows from financing activities:
Proceeds from line of credit	29,292	33,798
Payments on line of credit	(27,934)	(30,859)
Payment of debt issuance costs	(483)	-
Proceeds from sale of common stock	5,034	7,334
Proceeds from convertible note payable, net of expenses	10,008	-
Amounts from related party, net	646	184
Payments on capital lease obligation	-	(2)
Proceeds from exercise of options	-	29
Repurchase of common stock	(2)	(15)
Net cash provided by financing activities	16,561	10,469

Net increase in cash	231	59
Cash at beginning of period	49	595
Cash at end of period	$280	$654

Supplemental disclosures of cash flow information:
Cash paid for interest	$621	$149
Non -cash investing and financing activities
Dividends on Series A Convertible Preferred Stock	$5	$5

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus, interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended June 30, 2022 and 2021 (unaudited; in thousands):

	Three Months Ended June 30,
	2022	2021
Net loss	$(5,077)	$(3,141)

Modified EBITDA adjustments:
Depreciation and amortization	55	61
Interest expense	541	202
Severance expense	66	-
Stock option and other noncash compensation	80	599
Gain on forgiveness of PPP note payable	-	(770)
Legal settlements	-	(8)
Total EBITDA adjustments	$742	$84

Modified EBITDA	$(4,335)	$(3,057)

	Six Months Ended June 30,
	2022	2021
Net loss	$(10,057)	$(7,649)

Modified EBITDA adjustments:
Depreciation and amortization	107	118
Interest expense	1,342	458
Severance expense	66	-
Stock option and other noncash compensation	371	997
Gain on forgiveness of PPP note payable	-	(770)
Legal settlements	-	345
Total EBITDA adjustments	$1,886	$1,148

Modified EBITDA	$(8,171)	$(6,501)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; making compensation decisions; and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.